Exhibit 99.1

For Immediate Release

November 4, 2011

Aleris Reports Third Quarter 2011 Results

CLEVELAND, Ohio – November 4, 2011 – Aleris International, Inc. today reported results for the third quarter ended September 30, 2011.

Performance Summary

•

Revenue for the third quarter of 2011 was approximately $1.2 billion, an 18 percent increase over the third quarter of 2010. This increase was primarily due to higher London Metal Exchange (LME) prices and rolling margins as well as an improved product mix.

•	Net income attributable to Aleris International, Inc. for the third quarter of 2011 was $28 million compared to $54 million for the third quarter of 2010.

•

Adjusted EBITDA for the third quarter of 2011 was $96 million compared to $72 million for the third quarter of 2010, a 34 percent increase. Adjusted EBITDA for the 12 months ended September 30, 2011 totaled $333 million.

•

Cash provided by operating activities was $125 million in the third quarter of 2011 compared to cash provided of $73 million in the third quarter of 2010 driven by higher EBITDA and working capital productivity.

•	Liquidity at September 30, 2011 was $761 million, which consisted of $495 million of availability under the Company’s revolving credit facility plus $266 million of cash.

•

Capital expenditures increased in the third quarter sequentially and versus the prior year as spending on our growth projects in Zhenjiang, China, Duffel, Belgium and the recycling business continued to progress as planned.

Aleris International, Inc.(1)

	For the three months ended September 30,		For the nine months ended September 30,
	2011	2010	2011	2010
	(Successor)		(Successor)	(Combined)
(Dollars and pounds in millions)	(unaudited)		(unaudited)
Pounds invoiced	1,143	1,180	3,482	3,375
Rolled Products North America	216	222	635	641
Recycling and Specification Alloys Americas	503	532	1,502	1,487
Europe	425	426	1,346	1,246

Revenue	$1,247	$1,057	$3,767	$3,058

Net income attributable to Aleris International, Inc.	$28	$54	$142	$2,234

Adjusted EBITDA	$96	$72	$270	$201

Cash provided (used) by operating activities	$125	$73	$150	$(75)

(1)	Aleris International, Inc. is a wholly-owned subsidiary of Aleris Corporation, a holding company formerly known as Aleris Holding Company, whose assets, liabilities and operations consist solely of those of Aleris International, Inc. The results of operations of Aleris Corporation are identical to Aleris International, Inc.

Aleris emerged from Chapter 11 bankruptcy protection on June 1, 2010. This resulted in the emerged Company being considered a new entity for financial reporting purposes. As a result, our financial statements for periods after June 1, 2010 (references to the Company and the related financial statements for such periods, the “Successor”) are not comparable to the financial statements for periods prior to that date (references to the Company and the related financial statements for such periods, the “Predecessor”). However, we have adjusted for the most significant of these differences in our presentation of Adjusted EBITDA. For purposes of discussing operating performance in this press release, the Successor and Predecessor results have been combined to derive “Combined” results for the nine months ended September 30, 2010. All references to operating results for this period are to the combined results.

Aleris reported revenues of approximately $1.2 billion for the third quarter of 2011 compared to approximately $1.1 billion in the same period of 2010, driven by improved product mix and higher rolling margins and aluminum prices. For the third quarter of 2011, net income attributable to Aleris International, Inc. totaled $28 million compared to $54 million in the third quarter of 2010. While gross margins increased as a result of volume, mix and price improvements, third quarter 2011 net income was negatively impacted by a net $27 million variance between unrealized non-cash mark to market changes in derivative financial instruments, metal price lag and the impact of purchase accounting on derivative instruments, a $9 million increase in interest expense associated with the Company’s $500 million senior note offering, an $8 million reduction in currency gains, primarily due to exchange rate fluctuations between the Euro and U.S. dollar, and $4 million of start-up expenses associated with our joint venture in Zhenjiang, China. In addition, we terminated our research and development agreement with Tata Steel, successor to Corus Group Ltd., during the third quarter of 2011 and, as a result, recorded a one-time $12 million contract termination charge in third quarter 2011 selling, general and administrative expenses.

Adjusted EBITDA totaled $96 million in the third quarter of 2011 compared to $72 million in the third quarter of 2010. Operating results were positively impacted by a 3 percent increase in volume, after adjusting for the sale of the Brazilian recycling facility in December 2010, and a more profitable selling mix driven by substantially higher aircraft and automotive volumes. Adjusted EBITDA also benefited from margin improvements as higher rolling margins, better scrap and metal spreads, and productivity improvements more than offset inflationary and other cost pressures.

At September 30, 2011, the Company’s long-term indebtedness consisted primarily of $500 million of 7 5/8% senior notes, $45 million of exchangeable notes, and $11 million of non-recourse term-loan debt held by Aleris’s China joint venture. Aleris had $761 million of liquidity at September 30, 2011, which consisted of $495 million of availability under the Company’s revolving credit facility plus $266 million of cash.

Rolled Products North America

Rolled Products North America’s segment income for the third quarter of 2011 increased by $1 million to $19 million compared to the third quarter of 2010. Segment Adjusted EBITDA increased by 11 percent, or $3 million, to $27 million. The segment reported improved operating results, which benefited from higher rolling margins, higher scrap utilization and improved scrap spreads. Despite continued improvements in demand from the transportation segment and a slight rebound in distributor segment volumes, the quarter saw a 3 percent lower volume overall, driven largely by a 15 percent reduction in volume to building and construction customers. Previously announced pricing initiatives led to continued year-over-year improvement in rolling margins and enabled the Rolled Products North America business to more than offset inflationary pressures on commodity costs.

Segment income for the third quarter of 2011 increased from the third quarter of 2010 as a result of the increase in Segment Adjusted EBITDA and changes in metal price lag, but was negatively impacted by reduced benefits from valuing inventory and other items to fair value upon the emergence from bankruptcy. Neither fresh-start accounting nor metal price lag impact Adjusted EBITDA.

Recycling and Specification Alloys Americas

Recycling and Specification Alloys Americas’ segment income increased by $9 million, from $10 million in the third quarter of 2010 to $19 million in the third quarter of 2011. Segment Adjusted EBITDA increased by 72 percent, or $9 million, from $12 million in the third quarter of 2010 to $21 million in the third quarter of 2011. Operating performance was positively impacted by improved demand from the North American automotive industry and recycling volumes. Excluding the effects of the sale of the Brazilian facility, third quarter 2011 shipment volumes improved 9 percent from the prior year period. Segment results in the quarter were favorably impacted by wider metal spreads and higher aluminum prices as well as the sale of the Brazilian facility, which incurred an EBITDA loss of $2 million in the third quarter of 2010. Productivity gains associated with the Aleris Operating System (AOS) further impacted quarterly performance, continuing to offset inflation.

Europe

Europe’s segment income for the third quarter of 2011 increased by $21 million to $48 million compared to the third quarter of 2010. Segment Adjusted EBITDA increased 32 percent, or $14 million, to $58 million, compared to the prior period. Improved operating performance was driven primarily by an improved product mix, with strong double-digit increases in the most profitable product categories within rolled products, including aerospace plate and sheet, and automotive sheet. European recycling operations continued to benefit from robust automotive demand, although year-over-year volume growth slowed compared with the first half of 2011. One-time gains and currency fluctuations further improved Segment Adjusted EBITDA by $7 million compared to the prior year.

Segment income for the third quarter of 2011 increased from the third quarter of 2010 as a result of the increase in Segment Adjusted EBITDA and an $18 million variance in the impact of metal price lag. These increases were partially offset by $12 million of contract termination costs recorded during the third quarter of 2011 associated with the ending of our research and development agreement with Tata Steel.

Year-to-Date Results

For the nine months ended September 30, 2011, Aleris reported revenues of approximately $3.8 billion compared to approximately $3.1 billion for the nine months ended September 30, 2010. Net income attributable to Aleris International, Inc. for the nine months ended September 30, 2011 totaled $142 million compared to approximately $2.2 billion for the prior year period. Excluding a gain of approximately $2.2 billion related to the Company’s reorganization and emergence from bankruptcy, the Company reported net income attributable to Aleris International, Inc. of $12 million for the nine months ended September 30, 2010.

Adjusted EBITDA for the nine months ended September 30, 2011 totaled $270 million, a 34 percent increase compared to the nine months ended September 30, 2010. Additionally, for the twelve month period ended September 30, 2011, Adjusted EBITDA totaled $333 million.

In addition to the typical reduced demand in our fourth quarter and the current downward trend in LME prices, the European sovereign debt crisis and broader economic uncertainty are expected to result in lower overall demand in the fourth quarter as compared to the prior year, notwithstanding continued strong demand in aerospace, automotive and transportation.

Conference Call and Webcast Information

Aleris will hold a conference call on November 4, 2011 at 11:00 a.m. Eastern Standard Time. Steven J. Demetriou, chairman and chief executive officer, and Sean M. Stack, executive vice president and chief financial officer, will host the call to discuss results.

The call can be accessed by dialing 1-877-398-9483 or 1-760-298-5072 (for international callers) and referencing ID # 24616320 – or through the Company’s website, www.aleris.com. A replay of the call will be posted on the Company’s website in the Investor Relations section.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “will,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “look forward to,” “intend” and similar expressions intended to connote future events and circumstances constitute forward-looking statements. Forward-looking statements include statements about future costs and prices of commodities, production volumes, industry trends, demand for our products and services, anticipated cost savings, anticipated benefits from new products or facilities, and projected results of operations. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in or implied by any forward-looking statement. Important factors that could cause actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, the following: (1) our ability to successfully implement our business strategy; (2) the cyclical nature of the aluminum industry, our end-use segments and our customers’ industries; (3) our ability to fulfill substantial capital investment requirements; (4) variability in general economic conditions on a global or regional basis; (5) our ability to enter into effective aluminum, natural gas and other commodity derivatives or arrangements with customers to effectively manage our exposure to commodity price fluctuations and changes in the pricing of metals; (6) increases in the cost of raw materials and energy; (7) the loss of order volumes from or the retention of our major customers; (8) our ability to generate sufficient cash flows to fund capital expenditure requirements and debt service obligations; (9) competitor pricing activity, competition of aluminum with alternative materials and the general impact of competition in our industry segments; (10) risks of investing in and conducting operations on a global basis, including political, social, economic, currency and regulatory factors; (11) liabilities under and costs of compliance with environmental, labor, health and safety laws; and (12) other factors discussed in our filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” contained therein. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether in response to new information, futures events or otherwise, except as otherwise required by law.

Non-GAAP Financial Measures

In addition to the results reported in accordance with GAAP, this press release includes information regarding “Adjusted EBITDA” and “segment Adjusted EBITDA.” These non-GAAP financial measures exclude interest income and expense, income taxes, depreciation and amortization, metal price lag, reorganization items, net, unrealized gains and losses on derivative financial instruments, restructuring and impairment charges, the impact of the recording assets at fair value through fresh-start and purchase accounting, currency gains and losses on the translation of indebtedness, stock-based compensation expense, start-up expenses and certain other gains and losses. Metal price lag represents the financial impact of the timing difference between when aluminum prices included within our revenues are established and when aluminum purchase prices included in our cost of sales are established. This lag will, generally, increase our earnings and EBITDA in times of rising primary aluminum prices and decrease our earnings and EBITDA in times of declining primary aluminum prices. We now seek to reduce this impact through the use of derivative financial instruments. Metal price lag is net of the realized gains and losses from our derivative financial instruments. We exclude metal price lag from our determination of Adjusted EBITDA because it is not an indicator of the performance of our underlying operations.

Our computation of these non-GAAP measures is likely to differ from the methods used by other companies in computing similarly titled or defined terms. Non-GAAP measures have limitations as analytical tools and should be considered in addition to, not in isolation or as a substitute for, or superior to, our measures of financial performance prepared in accordance with GAAP, including pre-tax income (loss) and net income (loss) attributable to Aleris International, Inc. Investors are encouraged to review the accompanying tables reconciling Adjusted EBITDA and segment Adjusted EBITDA to comparable GAAP amounts. Management uses Adjusted EBITDA and segment Adjusted EBITDA as a performance metric and believes the measure provides additional information commonly used by parties to our revolving credit facility and holders of our 7 5/8% senior notes in understanding the Company’s operating results and the ongoing performance of our underlying businesses. In addition, Adjusted EBITDA, including the impacts of metal price lag, is a component of certain covenants under the revolving credit facility and EBITDA, with certain adjustments, is a component of certain covenants under the indenture governing our 7 5/8% senior notes.

About Aleris

Aleris is a privately-held, global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. Headquartered in Cleveland, Ohio, the Company operates more than 40 production facilities in the Americas, Europe and Asia. For more information, visit www.aleris.com.

……………………………………………………………………………………………………………………………………………………

The information disclosed in this press release is believed by Aleris to be accurate as of the date hereof. Aleris expressly disclaims any duty to update the information contained in this press release. Persons engaging in any transactions with Aleris or in Aleris’s securities are cautioned that there may exist other material information regarding Aleris that is not publicly available.

Investor Contact:	Sean M. Stack

Phone: 216-910-3504

Media Contact:	Kristen Bihary

Phone: 216-910-3664

Aleris International, Inc.

Consolidated Statements of Operations

(unaudited)

(in millions)

	(Successor)				(Predecessor)
	For the three months ended September 30, 2011	For the three months ended September 30, 2010	For the nine months ended September 30, 2011	For the four months ended September 30, 2010	For the five months ended May 31, 2010
Revenues	$1,247.1	$1,056.9	$3,766.7	$1,414.8	$1,643.0
Cost of sales	1,126.1	951.4	3,382.5	1,303.8	1,455.8

Gross profit	121.0	105.5	384.2	111.0	187.2
Selling, general and administrative expenses	76.2	56.7	206.0	73.3	84.2
Restructuring and impairment charges (gains)	1.6	0.7	3.4	1.2	(0.4)
Losses (gains) on derivative financial instruments	0.7	(14.2)	(3.5)	(5.1)	28.6
Other operating expense (income), net	0.8	—	(3.0)	—	0.4

Operating income	41.7	62.3	181.3	41.6	74.4
Interest expense, net	11.8	2.9	34.2	3.9	73.6
Reorganization items, net	0.1	3.5	(1.4)	5.5	(2,227.3)
Other expense (income), net	2.5	(7.3)	(2.8)	(7.2)	32.7

Income before income taxes	27.3	63.2	151.3	39.4	2,195.4
(Benefit from) provision for income taxes	(0.3)	9.4	9.6	9.7	(8.7)

Net income	27.6	53.8	141.7	29.7	2,204.1

Net loss attributable to noncontrolling interest	(0.3)	—	(0.1)	—	—

Net income attributable to Aleris International, Inc.	$27.9	$53.8	$141.8	$29.7	$2,204.1

Aleris International, Inc.

Operating and Segment Information

(unaudited)

(in millions)

	(Successor)
	For the three months ended September 30, 2011	For the three months ended September 30, 2010
Pounds invoiced:
Rolled Products North America	215.9	221.8
Recycling and Specification Alloys Americas	502.5	532.4
Europe	424.7	426.1

Total	1,143.1	1,180.3

Revenues:
Rolled Products North America	$365.5	$322.4
Recycling and Specification Alloys Americas	247.1	224.8
Europe	636.5	513.5
Intersegment revenues	(2.0)	(3.8)

Total	$1,247.1	$1,056.9

Segment income:
Rolled Products North America	$19.1	$17.8
Recycling and Specification Alloys Americas	18.7	9.9
Europe	47.7	27.2

Total segment income	85.5	54.9
Corporate general and administrative expenses	(16.1)	(10.6)
Restructuring and impairment charges	(1.6)	(0.7)
Interest expense, net	(11.8)	(2.9)
Unallocated (losses) gains on derivative financial instruments	(22.5)	20.0
Reorganization items, net	(0.1)	(3.5)
Unallocated currency exchange (losses) gains	(6.0)	7.2
Other expense, net	(0.1)	(1.2)

Income before income taxes	$27.3	$63.2

Segment adjusted EBITDA:
Rolled Products North America	$27.1	$24.4
Recycling and Specification Alloys Americas	20.8	12.1
Europe	58.0	44.1
Unallocated	(9.5)	(8.7)

Total Adjusted EBITDA	$96.4	$71.9

Supplemental Europe segment product line information
Pounds Invoiced	424.7	426.1
Rolled Products	171.2	175.6
Extruded Products	42.5	41.5
Recycled Products	211.0	209.0

Revenues	$636.5	$513.5
Intrasegment eliminations	(35.6)	(38.3)
Rolled Products	391.3	327.0
Extruded Products	106.6	95.8
Recycled Products	174.2	129.0

Segment Adjusted EBITDA	$58.0	$44.1
Rolled Products	47.0	30.6
Extruded Products	3.1	4.1
Recycled Products	7.9	9.4

Aleris International, Inc.

Operating and Segment Information

(unaudited)

(in millions)

	(Successor)	(Combined)	(Successor)	(Predecessor)
	For the nine months ended September 30, 2011	For the nine months ended September 30, 2010	For the four months ended September 30, 2010	For the five months ended May 31, 2010
Pounds invoiced
Rolled Products North America	634.6	641.2	295.6	345.6
Recycling and Specification Alloys Americas	1,501.7	1,487.3	699.8	787.5
Europe	1,346.0	1,246.0	577.1	668.9

Total	3,482.3	3,374.5	1,572.5	1,802.0

Revenues:
Rolled Products North America	$1,054.6	$935.7	$428.5	$507.2
Recycling and Specification Alloys Americas	750.3	676.1	302.4	373.7
Europe	1,967.9	1,457.6	688.5	769.1
Intersegment revenues	(6.1)	(11.6)	(4.6)	(7.0)

Total	$3,766.7	$3,057.8	$1,414.8	$1,643.0

Segment income:
Rolled Products North America	$53.6	$53.3	$15.2	$38.1
Recycling and Specification Alloys Americas	55.7	39.1	12.7	26.4
Europe	136.9	78.7	18.5	60.2

Total segment income	246.2	171.1	46.4	124.7
Corporate general and administrative expenses	(43.8)	(25.7)	(13.5)	(12.2)
Restructuring and impairment (charges) gains	(3.4)	(0.8)	(1.2)	0.4
Interest expense, net	(34.2)	(77.5)	(3.9)	(73.6)
Unallocated (losses) gains on derivative financial instruments	(13.8)	(27.6)	11.2	(38.8)
Reorganization items, net	1.4	2,221.8	(5.5)	2,227.3
Unallocated currency exchange (losses) gains	(0.2)	(24.6)	7.4	(32.0)
Other expense, net	(0.9)	(1.9)	(1.5)	(0.4)

Income before income taxes	$151.3	$2,234.8	$39.4	$2,195.4

Segment adjusted EBITDA:
Rolled Products North America	$80.4	$74.1	$31.6	$42.5
Recycling and Specification Alloys Americas	60.6	46.4	17.3	29.1
Europe	156.0	100.3	60.6	39.7
Corporate	(27.1)	(20.2)	(10.9)	(9.3)

Total Adjusted EBITDA	$269.9	$200.6	$98.6	$102.0

Supplemental Europe segment product line information
Pounds Invoiced	1,346.0	1,246.0	577.1	668.9
Rolled Products	545.7	502.0	236.6	265.4
Extruded Products	133.3	126.4	57.4	69.0
Recycled Products	667.0	617.6	283.1	334.5
Revenues	$1,967.9	$1,457.6	$688.5	$769.1
Intrasegment eliminations	(107.4)	(83.9)	(41.4)	(42.5)
Rolled Products	1,206.7	890.1	425.6	464.5
Extruded Products	323.9	257.8	125.3	132.5
Recycled Products	544.7	393.6	179.0	214.6
Segment Adjusted EBITDA	$156.0	$100.3	$60.6	$39.7
Rolled Products	117.7	69.3	41.1	28.2
Extruded Products	7.5	7.3	6.4	0.9
Recycled Products	30.8	23.7	13.1	10.6

Aleris International, Inc.

Consolidated Balance Sheet

(unaudited)

(in millions, except share and per share data)

	(Successor)
	September 30, 2011	December 31, 2010
ASSETS
Current Assets
Cash and cash equivalents	$265.9	$113.5
Accounts receivable (net of allowances of $9.4 and $8.7 at September 30, 2011 and December 31, 2010, respectively)	530.4	393.4
Inventories	672.2	613.6
Deferred income taxes	1.6	1.6
Current derivative financial instruments	14.0	17.4
Prepaid expenses and other current assets	26.0	23.8

Total Current Assets	1,510.1	1,163.3
Property, plant and equipment, net	573.1	510.0
Intangible assets, net	48.2	49.7
Long-term derivative financial instruments	0.9	9.3
Deferred income taxes	13.8	13.9
Other long-term assets	35.9	33.5

Total Assets	$2,182.0	$1,779.7

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Accounts payable	$376.4	$283.6
Accrued liabilities	219.6	165.2
Deferred income taxes	13.8	13.8
Current portion of long-term debt	4.7	5.3

Total Current Liabilities	614.5	467.9
Long-term debt	549.0	45.1
Deferred income taxes	9.9	8.7
Accrued pension benefits	179.1	184.5
Accrued postretirement benefits	47.0	48.5
Other long-term liabilities	80.7	83.2

Total Long-Term Liabilities	865.7	370.0
Redeemable preferred stock; par value $.01; 5,000 shares authorized and issued	5.3	5.2
Stockholder’s Equity
Common stock; par value $.01; 5,000 shares authorized and 100 shares issued	—	—
Additional paid-in capital	630.9	838.7
Retained earnings	27.8	71.2
Accumulated other comprehensive income	30.5	26.7

Total Aleris International, Inc. Equity	689.2	936.6
Noncontrolling interest	7.3	—

Total Equity	696.5	936.6

Total Liabilities and Equity	$2,182.0	$1,779.7

Aleris International, Inc.

Consolidated Statements of Cash Flows

(unaudited)

(in millions)

	(Successor)
	For the three months ended September 30, 2011	For the three months ended September 30, 2010
Operating activities
Net income	$27.6	$53.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17.0	15.4
Provision for deferred income taxes	0.7	—
Reorganization items:
Charges	0.1	3.5
Payments, net of cash received	(1.6)	(12.7)
Restructuring and impairment charges:
Charges	1.6	0.7
Payments	(1.2)	(1.1)
Stock-based compensation expense	2.8	2.1
Unrealized losses (gains) on derivative financial instruments	22.3	(20.9)
Currency exchange losses (gains) on debt	5.3	(0.1)
Amortization of debt issuance costs	1.5	1.0
Other non-cash charges (gains), net	2.0	(14.8)
Changes in operating assets and liabilities:	—	—
Change in accounts receivable	30.0	12.3
Change in inventories	7.4	(8.3)
Change in other assets	4.1	19.4
Change in accounts payable	16.4	20.8
Change in accrued liabilities	(10.7)	2.1

Net cash provided by operating activities	125.3	73.2
Investing activities
Payments for property, plant and equipment	(48.3)	(18.8)
Proceeds from the sale of property, plant and equipment	0.3	0.3
Other	(0.2)	(0.1)

Net cash used by investing activities	(48.2)	(18.6)
Financing activities
Proceeds from ABL Facility	—	3.9
Payments on ABL Facility	—	(36.2)
Proceeds from China Loan Facility	5.8	—
Net payments on other long-term debt	(2.5)	(0.2)
Debt and equity issuance costs	(0.4)	(0.7)
Contributions from noncontrolling interests	3.5	—
Dividends paid	—	—

Net cash provided (used) by financing activities	6.2	(33.2)
Effect of exchange rate differences on cash and cash equivalents	(5.0)	6.2

Net increase in cash and cash equivalents	78.3	27.6
Cash and cash equivalents at beginning of period	187.6	67.5

Cash and cash equivalents at end of period	$265.9	$95.1

Aleris International, Inc.

Consolidated Statements of Cash Flows

(unaudited)

(in millions)

	(Successor)	Combined	(Successor)	(Predecessor)
	For the nine months ended September 30, 2011	For the nine months ended September 30, 2010	For the four months ended September 30, 2010	For the five months ended May 31, 2010
Operating activities
Net income	$141.7	$2,233.8	$29.7	$2,204.1
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	50.9	40.9	20.7	20.2
Provision for (benefit from) deferred income taxes	1.5	(11.4)	—	(11.4)
Reorganization items:
(Gains) charges	(1.4)	(2,221.8)	5.5	(2,227.3)
Payments, net of cash received	(1.7)	(50.0)	(18.8)	(31.2)
Restructuring and impairment charges (gains):
Charges (gains)	3.4	0.8	1.2	(0.4)
Payments	(3.0)	(7.1)	(1.6)	(5.5)
Stock-based compensation expense	7.3	4.0	2.7	1.3
Unrealized losses (gains) on derivative financial instruments	13.4	27.0	(12.2)	39.2
Currency exchange (gains) losses on debt	(1.0)	25.5	—	25.5
Amortization of debt issuance costs	4.5	29.2	1.4	27.8
Other non-cash (gains) charges, net	(5.9)	4.8	(13.5)	18.3
Changes in operating assets and liabilities:
Change in accounts receivable	(130.7)	(165.8)	15.7	(181.5)
Change in inventories	(53.5)	(115.6)	23.1	(138.7)
Change in other assets	(3.7)	2.3	17.5	(15.2)
Change in accounts payable	88.4	89.5	22.1	67.4
Change in accrued liabilities	39.5	38.5	5.1	33.4

Net cash provided (used) by operating activities	149.7	(75.4)	98.6	(174.0)
Investing activities	—		—	—
Payments for property, plant and equipment	(108.4)	(41.4)	(25.4)	(16.0)
Proceeds from the sale of property, plant and equipment	7.8	0.6	0.3	0.3
Other	(0.4)	0.1	0.1	—

Net cash used by investing activities	(101.0)	(40.7)	(25.0)	(15.7)
Financing activities	—		—	—
Proceeds from ABL Facility	—	140.8	60.8	80.0
Payments on ABL Facility	—	(142.6)	(142.6)	—
Proceeds from issuance of Senior Notes, net of discount of $10.0	490.0	—	—	—
Proceeds from China Loan Facility	11.5	—	—	—
Net payments on other long-term debt	(1.0)	(1.8)	(0.5)	(1.3)
Proceeds from issuance of common stock, net of issuance costs of $22.5	—	541.1	—	541.1
Proceeds from issuance of Preferred Stock	—	5.0	—	5.0
Proceeds from Exchangeable Notes, net of issuance costs of $1.2	—	43.8	—	43.8
Proceeds from DIP ABL Facility	—	895.3	—	895.3
Payments on DIP ABL Facility	—	(1,112.5)	—	(1,112.5)
Proceeds from DIP Term Facility	—	34.8	—	34.8
Payments on DIP Term Facility	—	(244.7)	—	(244.7)
Debt and equity issuance costs	(7.2)	(55.2)	(1.0)	(54.2)
Contributions from noncontrolling interests	7.6	—	—	—
Dividend paid to Aleris Corporation	(400.0)	—	—	—
Other	2.0	(0.1)	(0.3)	0.2

Net cash provided (used) by financing activities	102.9	103.9	(83.6)	187.5
Effect of exchange rate differences on cash and cash equivalents	0.8	(1.6)	6.2	(7.8)

Net increase (decrease) in cash and cash equivalents	152.4	(13.8)	(3.8)	(10.0)
Cash and cash equivalents at beginning of period	113.5	108.9	98.9	108.9

Cash and cash equivalents at end of period	$265.9	$95.1	$95.1	$98.9

Aleris International, Inc.

Reconciliation of Net Income Attributable to Aleris International, Inc. to

Adjusted EBITDA

(unaudited)

(in millions)

	For the three months ended September 30,		For the nine months ended September 30,
	2011	2010	2011	2010
	(Successor)		(Successor)	(Combined)
Net income attributable to Aleris International, Inc.	$27.9	$53.8	$141.8	$2,233.8
Interest expense, net	11.8	2.9	34.2	77.5
(Benefit from ) provision for income taxes	(0.3)	9.4	9.6	1.0
Depreciation and amortization	17.0	15.4	50.9	40.9

EBITDA	56.4	81.5	236.5	2,353.2
Reorganization items, net	0.1	3.5	(1.4)	(2,221.8)
Unrealized losses (gains) on derivative financial instruments	22.3	(20.9)	13.4	27.0
(Favorable) unfavorable metal price lag	(8.7)	13.1	(6.3)	(14.3)
Restructuring and impairment charges	1.6	0.7	3.4	0.8
Impact of recording assets at fair value through fresh-start and purchase accounting	0.9	(1.2)	2.2	25.8
Currency losses (gains) on translation of indebtedness	5.0	(7.2)	(1.0)	24.6
Stock-based compensation expense	2.8	2.1	7.3	4.0
Start-up costs	4.0	0.6	8.2	0.6
Other	12.0	(0.3)	7.6	0.7

Adjusted EBITDA	$96.4	$71.9	$269.9	$200.6

Aleris International, Inc.

Reconciliation of Adjusted EBITDA to

Cash Flows Provided (Used) by Operating Activities

(unaudited)

(in millions)

	For the three months ended September 30,		For the nine months ended September 30,
	2011	2010	2011	2010
	(Successor)		(Successor)	(Combined)
Adjusted EBITDA	$96.4	$71.9	$269.9	$200.6
Reorganization items, net	(0.1)	(3.5)	1.4	2,221.8
Unrealized (losses) gains on derivative financial instruments	(22.3)	20.9	(13.4)	(27.0)
Favorable (unfavorable) metal price lag	8.7	(13.1)	6.3	14.3
Restructuring and impairment charges	(1.6)	(0.7)	(3.4)	(0.8)
Impact of recording assets at fair value through fresh-start and purchase accounting	(0.9)	1.2	(2.2)	(25.8)
Currency (losses) gains on translation of indebtedness	(5.0)	7.2	1.0	(24.6)
Stock-based compensation expense	(2.8)	(2.1)	(7.3)	(4.0)
Start-up costs	(4.0)	(0.6)	(8.2)	(0.6)
Other	(12.0)	0.3	(7.6)	(0.7)

EBITDA	56.4	81.5	236.5	2,353.2
Interest expense, net	(11.8)	(2.9)	(34.2)	(77.5)
Benefit from (provision for) income taxes	0.3	(9.4)	(9.6)	(1.0)
Depreciation and amortization	(17.0)	(15.4)	(50.9)	(40.9)

Net income attributable to Aleris International, Inc.	27.9	53.8	141.8	2,233.8
Net loss attributable to noncontrolling interest	(0.3)	—	(0.1)	—

Net income	27.6	53.8	141.7	2,233.8
Depreciation and amortization	17.0	15.4	50.9	40.9
Provision for (benefit from) deferred income taxes	0.7	—	1.5	(11.4)
Reorganization items, net of payments	(1.5)	(9.2)	(3.1)	(2,271.8)
Restructuring and impairment charges (gains), net of payments	0.4	(0.4)	0.4	(6.3)
Stock-based compensation expense	2.8	2.1	7.3	4.0
Unrealized losses (gains) on derivative financial instruments	22.3	(20.9)	13.4	27.0
Currency exchange losses (gains) on debt	5.3	(0.1)	(1.0)	25.5
Amortization of debt issuance costs	1.5	1.0	4.5	29.2
Other non-cash charges (gains), net	2.0	(14.8)	(5.9)	4.8
Change in operating assets and liabilities:
Change in accounts receivable	30.0	12.3	(130.7)	(165.8)
Change in inventories	7.4	(8.3)	(53.5)	(115.6)
Change in other assets	4.1	19.4	(3.7)	2.3
Change in accounts payable	16.4	20.8	88.4	89.5
Change in accrued liabilities	(10.7)	2.1	39.5	38.5

Net cash provided (used) by operating activities	$125.3	$73.2	$149.7	$(75.4)

Aleris International, Inc.

Reconciliation of Segment Income to

Segment Adjusted EBITDA

(unaudited)

(in millions)

	For the three months ended September 30,		For the nine months ended September 30,
	2011	2010	2011	2010
	(Successor)		(Successor)	(Combined)
Rolled Products North America
Segment income	$19.1	$17.8	$53.6	$53.3
Impact of recording assets at fair value through fresh-start and purchase accounting	—	(4.4)	—	(2.5)
Depreciation and amortization	9.5	9.2	29.2	21.7
Other	0.3	—	0.6	0.6
(Favorable) unfavorable metal price lag	(1.8)	1.8	(3.0)	1.0

Segment Adjusted EBITDA	$27.1	$24.4	$80.4	$74.1

Recycling and Specification Alloys Americas
Segment income	$18.7	$9.9	$55.7	$39.1
Impact of recording assets at fair value through fresh-start and purchase accounting	—	0.2	—	1.9
Depreciation and amortization	1.7	2.0	5.1	5.6
Other	0.4	—	(0.2)	(0.2)

Segment Adjusted EBITDA	$20.8	$12.1	$60.6	$46.4

Europe
Segment income	$47.7	$27.2	$136.9	$78.7
Impact of recording assets at fair value through fresh-start and purchase accounting	0.9	3.0	2.2	26.5
Depreciation and amortization	5.0	3.2	14.0	11.3
Other	11.3	(0.6)	6.2	(0.9)
(Favorable) unfavorable metal price lag	(6.9)	11.3	(3.3)	(15.3)

Segment Adjusted EBITDA	$58.0	$44.1	$156.0	$100.3

Aleris International, Inc.

Reconciliation of Last Twelve Months

Net Income Attributable to Aleris International, Inc. to

Adjusted EBITDA

(unaudited)

(in millions)

For the twelve months ended September 30, 2011
(Successor)
Net income attributable to Aleris International, Inc.	$183.6
Net loss attributable to noncontrolling interest	(0.1)
Depreciation and amortization	68.5
Provision for income taxes	0.1
Interest expense, net	37.3

EBITDA	289.4
Reorganization items, net	0.5
Unrealized losses on derivative financial instruments	5.8
Restructuring, impairment and other charges	14.3
Impact of recording assets at fair value through fresh-start and purchase accounting	2.4
Currency gains on translation of indebtedness	0.6
Stock-based compensation expense	9.5
Metal price lag	(5.7)
Start-up costs	9.6
Other	6.8

Adjusted EBITDA	$333.2